EXHIBIT 10(e): PAYCHEX, INC. OFFICER PERFORMANCE INCENTIVE PROGRAM FOR THE YEAR ENDED MAY 31, 2003

On July 11, 2002, the Board of Directors (the “Board”) approved the Compensation Committee’s recommendation to adopt the Paychex, Inc. Officer Performance Incentive Program (the “Program”) for the year ended May 31, 2003, as outlined below:

1.	Participants: Executive officers of Paychex, Inc.

2.	Maximum Incentive: 50% of base salary for fiscal year 2003 as approved by the Board of Directors at the July 2002 Board meeting.

3.	Performance Criteria: The payment of cash bonus awards to participants shall be determined by the Board on a discretionary basis based primarily on how year-over-year revenue growth, year-over-year operating income growth, and improvement in operating income as a percentage of revenues for the fiscal year compare to the goals that are established annually by the Board of Directors.

4.	Payment: Incentive payments to be paid in July 2003, after Board approval. Officer must be employed at the end of fiscal year 2003 to be eligible for any bonus.

5.	Partial Year: New officers appointed to an executive officer position during the first three quarters of the year will participate in the Program, but their incentive payment will be prorated based upon their time in the position.

Executive officers appointed during the fourth quarter of the fiscal year will begin participation with the start of the next fiscal year.

6.	Changes and Terminations: Bonus awards, changes to and termination of the Program are at the sole discretion of the Board.